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Exhibit 8.1

March 19, 2021

Atlas Corp.

23 Berkeley Square

London, WIJ 6HE

Re:	Atlas Corp. Registration Statement

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Atlas Corp. (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the filing of the Company’s Registration Statement on Form F-4, dated as of the date hereof (as amended, the “Registration Statement”) and the prospectus (the “Prospectus”) of the Company included in the Registration Statement, with the Securities and Exchange Commission (the “Commission”), for the registration by the Company of up to US$80,000,000.00 principal amount of the Company’s 7.125% Notes due 2027, to be offered in exchange (the “Exchange Offer”) for any and all outstanding US$80,000,000.00 principal amount of 7.125% Notes due 2027 issued by Seaspan Corporation.

You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to participants in the Exchange Offer. In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Registration Statement, (ii) the certificate of the Company (the “Tax Certificate”), and (iii) such other documents, certificates, records, statements and representations made by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matters set forth in any of the foregoing.

In addition, we have assumed, with your permission, (i) that the statements and representations concerning the Company and its operations contained in the Registration Statement, and the statements and representations contained in the Tax Certificate, are true, correct and complete and will remain true, correct and complete at all relevant times and (ii) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm our opinions set forth in the Registration Statement under the heading “Certain United States Federal Income Tax Considerations.”

We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)